NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com

XenoPort Reports Third Quarter Financial Results

SANTA CLARA, CA — November 2, 2006 — XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the third quarter and nine months ended September 30, 2006. Revenues for the quarter were $3.1 million, compared to $0.7 million for the same period in 2005. Net loss for the third quarter was $16.3 million, compared to a net loss of $10.1 million for the same period in 2005. At September 30, 2006, XenoPort had cash and cash equivalents and short-term investments of $135.5 million.

XenoPort Quarterly Highlights
Since the start of the third quarter, XenoPort:
•	Initiated a third Phase 3 clinical trial (XP053) of XP13512 as a potential treatment for restless legs syndrome, or RLS, in August.
•	Completed enrollment of patients in Study XP052 in October. XP052 is a Phase 3 clinical trial of XP13512 in RLS patients, the top-line results of which are expected in the first half of 2007.
•
Reported positive results of a Phase 2a clinical trial of XP19986 in gastroesophageal reflux disease, or GERD, patients. Data from the trial was also reported at the American College of Gastroenterology meeting in October.

•	Received a U.S. composition-of-matter patent for XP19986 (Patent No. US 7,109,239).

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We are pleased to report the continued progress of our XP13512 Phase 3 program for RLS. All of the Phase 3 RLS efficacy studies that we plan to submit to the FDA as part of a new drug application are well under way, and we believe that we are still on track to release top-line results from the first Phase 3 study in the first half of 2007.”

Dr. Barrett added, “We are also very encouraged by the positive Phase 2a clinical trial results of XP19986 as a potential treatment for GERD. The demonstration that single doses of XP19986 can reduce reflux episodes and reflux-associated heartburn in GERD patients at doses that were well tolerated is an important step in this development program. The issuance of the US patent covering XP19986 was another important event for the XP19986 program. We look forward to continued progress on all the compounds in our R&D pipeline and to the prospect of providing new therapeutic benefits to patients.”

XenoPort Third Quarter and Nine-Month Financial Results
Revenues for the three and nine months ended September 30, 2006 were $3.1 million and $7.5 million, respectively, compared to $0.7 million and $4.3 million for the same periods in 2005. The increase in revenues for both periods during 2006 was due to revenues from the Astellas collaboration that commenced in December 2005, which were partially offset by declines in revenue due to the conclusion of prior research-related collaborations.

Research and development expenses for the three and nine months ended September 30, 2006 were $17.0 million and $45.6 million, respectively, compared to $8.9 million and $29.8 million for the same periods in 2005. The increase in expenses for both periods during 2006 was primarily due to increased development activities associated with the XP13512 Phase 3 program as well as increased personnel costs, including stock-based compensation expense, to support expanded development programs.

General and administrative expenses for the three and nine months ended September 30, 2006 were $4.3 million and $11.2 million, respectively, compared to $2.5 million and $7.1 million for the same periods in 2005. The increase for both periods during 2006 was primarily due to increased personnel costs, including stock-based compensation expense.

Net loss for the three and nine months ended September 30, 2006 was $16.3 million and $45.7 million, respectively, compared to a net loss of $10.1 million and $31.4 million for the same periods in 2005. Loss applicable to common stockholders, which includes convertible preferred stock dividends, was $16.3 million and $45.7 million for the three and nine months ended September 30, 2006, respectively, compared to a net loss of $10.1 million and $32.4 million for the same periods in 2005. Basic and diluted loss per share applicable to common stockholders was $0.67 and $2.14 for the three and nine months ended September 30, 2006, respectively, compared to $0.52 and $3.43 for the same periods in 2005.

At September 30, 2006, XenoPort had cash and cash equivalents and short-term investments of $135.5 million.

Conference Call
XenoPort will host a conference call at 5:00 p.m. Eastern Time today. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 8352568.

The replay of the conference call may be accessed via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 8352568.

About XenoPort
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort’s most advanced product candidate, XP13512, has commenced a Phase 3 clinical program for the treatment of RLS and has successfully completed a Phase 2a clinical trial for the management of post-herpetic neuralgia. XenoPort has also reported positive results of a Phase 2a clinical trial of its second product candidate, XP19986, in GERD patients.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements
This press release contains “forward-looking” statements, including, without limitation, all statements related to our future clinical development programs for XP13512 and XP19986, and the timing thereof; the therapeutic and commercial potential of XP13512 and XP19986; the suitability of XP19986 as a treatment for GERD; and our future preclinical and clinical development plans and clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct clinical trials for XP13512 and XP19986 and the uncertainty of the results thereof; the uncertainty of the FDA approval process and other regulatory requirements; and the therapeutic and commercial value of the company’s product candidates. These and other risk factors are discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the Securities and Exchange Commission on August 10, 2006. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a U.S. trademark of XenoPort, Inc.

XNPT2F

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XENOPORT, INC.

BALANCE SHEETS
(Unaudited)

	September 30, 2006	December 31, 2005
	(in thousands)
Current assets:
Cash and cash equivalents	$53,487	$22,088
Short-term investments	82,032	69,830
Accounts receivable	1,876	55
Other current assets	2,229	2,461
Total current assets	139,624	94,434
Property and equipment, net	3,238	3,807
Long-term assets and other	3,643	3,667
Total assets	$146,505	$101,908
Current liabilities:
Short-term liabilities	$21,951	$9,118
Short-term borrowings	607	714
Total current liabilities	22,558	9,832
Long-term liabilities	24,310	25,754
Long-term borrowings	256	680
Stockholders’ equity:
Common stock	24	19
Additional paid-in capital	284,996	205,566
Accumulated deficit	(185,639)	(139,943)
Total stockholders’ equity	99,381	65,642
Total liabilities and stockholders’ equity	$146,505	$101,908

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XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Revenues:
Collaboration revenue	$3,106	$711	$7,500	$4,231
Grant revenue	―	—	—	85
Total revenues	3,106	711	7,500	4,316
Operating expenses:
Research and development*	16,991	8,896	45,611	29,843
General and administrative*	4,273	2,539	11,195	7,139
Total operating expenses	21,264	11,435	56,806	36,982
Loss from operations	(18,158)	(10,724)	(49,306)	(32,666)
Interest income	1,936	720	3,859	1,463
Interest expense	(115)	(52)	(249)	(187)
Net loss	(16,337)	(10,056)	(45,696)	(31,390)
Convertible preferred stock dividends	—	—	—	(969)
Loss applicable to common stockholders	$(16,337)	$(10,056)	$(45,696)	$(32,359)
Basic and diluted loss per share applicable to common stockholders	$(0.67)	$(0.52)	$(2.14)	$(3.43)
Shares used to compute basic and diluted loss per share applicable to common stockholders	24,381	19,264	21,313	9,424
* Amounts include the following employee stock-based compensation expense:
Research and development	746	216	2,027	650
General and administrative	692	308	1,936	1,330
Total stock-based compensation expense	$1,438	$524	$3,963	$1,980

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